Exhibit 99.1

Press Release                                    Source: VendingData Corporation

Federal Circuit Court of Appeals Grants VendingData(TM) Corporation's Appeal and Vacates Preliminary Injunction Order

Wednesday December 28, 3:24 pm ET

LAS VEGAS, Dec. 28 /PRNewswire-FirstCall/ -- VendingData(TM) Corporation (Amex:
VNX - News), announced today that the United States Federal Circuit Court of Appeals yesterday granted its appeal and formally vacated an order previously obtained by Shuffle Master, Inc. to preliminarily enjoin VendingData(TM) from selling its PokerOne(TM) shuffling and dealing machine. The order was originally issued by the United States District Court, District of Nevada, on November 30, 2004. However, on March 4, 2005 VendingData(TM) convinced the Federal Circuit to stay the order pending appeal. The Federal Circuit's decision yesterday finally disposes of the injunction and opens the door for VendingData to seek damages from Shuffle Master for the period it was wrongfully enjoined.

The Court of Appeals remanded the case to the District Court for further proceedings consistent with the Court of Appeals decision. VendingData(TM) intends to pursue its remedies against Shuffle Master, Inc. arising from its wrongful use of the judicial system to impede competition in the market for automatic card shuffler and dealing machines.

The preliminary injunction arose from a lawsuit filed by Shuffle Master on October 5, 2004 in District Court (Case No. CV-S-04-1373-JCM-LRL) claiming that the use, importation and offering for sale of VendingData(TM)'s PokerOne(TM) shuffler infringed Shuffle Master's United States Patent No. 6,655,684. VendingData(TM) responded by denying Shuffle Master's claim of patent infringement and requesting that the Court enter a declaratory judgment of non-infringement. On November 30, 2004, however, the District Court granted Shuffle Master's Motion for Preliminary Injunction, prohibiting VendingData(TM) from selling its PokerOne(TM) shuffler in the United States Pending the lawsuit.

On March 4, 2005, VendingData(TM) was granted a stay decision pending final disposition in the Federal Circuit Court of Appeals. Yesterday the Court of Appeals held that the District Court erred in failing to properly construe Shuffle Master's patent claims before preliminarily enjoining VendingData(TM) and on this basis vacated the order. However, the Court also commented on the merits of Shuffle Master's underlying action. After reviewing VendingData(TM)'s proposed construction of the Shuffle Master's patent claims, the Court of Appeals concluded that it "does not appear likely" that VendingData(TM)'s PokerOne(TM) shuffler infringes Shuffle Master's patent. Recently, a Magistrate Judge appointed by the District Court to conduct a Markman hearing to determine the proper construction of Shuffle Master's patent claims recommended that the Court adopt the interpretation urged by VendingData(TM). The District Court's decision on that matter is still pending.

About VendingData(TM) Corporation

VendingData(TM) Corporation is a Las Vegas-based developer, manufacturer and distributor of innovative products for the gaming industry. The company's products include the Deck Checker(TM), PokerOne(TM) and Random Ejection Shuffler(TM) lines, which are installed in various casinos throughout the United States. VendingData(TM)'s newest innovative products include the ChipWasher(TM) and high-frequency RFID Casino Chips. The company's customers include mega-gaming corporations such as Caesars Entertainment, MGM Mirage, Station Casinos, and Boyd Gaming as well as major casinos such as The Venetian, Foxwoods Resort Casino and the world's largest poker room, Commerce Casino. International customers include casinos in Argentina, China, Columbia, Korea, Macau, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData Web site at http://www.vendingdata.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, adverse rulings or other developments in pending or future litigation; impact of shuffler sales based on limitations imposed by the preliminary injunction; the Company's current and projected working capital requirements; the Company's ability to obtain additional capital as and when needed; the success of the transition of the Company's manufacturing and assembly to China; changes in the level of consumer or commercial acceptance of the Company's existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and future litigation; regulatory and jurisdictional issues involving VendingData(TM) Corporation or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; the financial health of the Company's casino and distributor customers both nationally and. For a discussion of these and other factors, which may cause actual events or results to differ from those projected, please refer to the Company's most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur


    Contact:  Michelle Glenn
              VP Marketing
              VendingData(TM) Corporation
              702-733-7195
              mglenn@vendingdata.com

              or

              Yvonne L. Zappulla
              Managing Director
              Wall Street Investor Relations Corp.
              212-681-4108
              Yvonne@WallStreetIR.com


________________________________
Source: VendingData Corporation